Exhibit 10.6

Execution Version

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made and entered into effective as of August 24, 2018 (the “Effective Date”), by and between Eclipse Resources Corporation, a Delaware corporation (the “Company”), and Benjamin W. Hulburt (“Executive”). Any capitalized term set forth in this Agreement that is not defined in this Agreement shall have the meaning given to such term in the amended and restated employment agreement dated as of August 14, 2017, between Executive and the Company (the “Employment Agreement”).

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Everest Merger Sub Inc., and Blue Ridge Mountain Resources, Inc.;

WHEREAS, Executive has been informed that his employment will be terminated on the date of the closing (the “Closing Date”) of the transaction described in the Merger Agreement;

WHEREAS, under the terms of the Employment Agreement, Executive is entitled to certain severance payments in the event of his termination of employment or resignation under the circumstances described therein;

WHEREAS, in lieu of the payments or benefits to which Executive would become eligible under the Employment Agreement upon his termination of employment without Cause, Executive and the Company agree that Executive will be eligible to receive the severance payments and benefits set forth herein; and

WHEREAS, the parties desire to settle all claims and issues that have, or could have been raised by the Company or Executive in relation to Executive’s employment with the Company and arising out of or in any way related to the acts, transactions or occurrences between Executive and the Company to date, including, but not limited to, Executive’s employment with the Company or the termination of that employment, on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements herein contained, intending to be legally bound, the parties agree as follows:

1. Last Day of Employment; Resignation from Board of Directors; Termination of Stockholder Rights Agreement. In connection with and contingent upon the Closing, (a) unless Executive’s employment with the Company terminates earlier, Executive’s last day of employment with the Company will be on the Closing Date, (b) Executive agrees that he will resign from the Board of Directors of the Company effective as of the Closing Date, and (c) Executive agrees to take actions reasonably necessary to cause The Hulburt Family II Limited Partnership to terminate that certain Stockholders Agreement dated as of June 25, 2014 by and among The Hulburt Family II Limited Partnership, certain other stockholders of the Company and the Company.

2. Payments and Benefits to Executive from the Company.

(a) If Executive remains continuously employed by the Company from the Effective Date through the earlier of (i) the Closing Date, (ii) the date the Company terminates Executive’s employment with the Company without Cause, or (iii) the date the Executive terminates his employment for Good Reason (such applicable date, if any, is referred to herein as the “Separation Date”), the Executive will be entitled to the following compensation and benefits to be paid or provided at the times set forth below:

(i) Accrued Obligations. The Company shall pay the Executive any unpaid but earned Base Salary accrued up to the Separation Date to be paid on the next regularly scheduled payroll date of the Company immediately following the Separation Date. In addition, Executive shall be entitled to receive (A) any benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, (B) unreimbursed business expenses required to be reimbursed to Executive, and (C) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, or separate indemnification agreement, as applicable.

(ii) Severance Payment. The Company will pay Executive an amount equal to $3,672,000, which constitutes three (3) times the sum of (A) Executive’s Base Salary as of the Separation Date, and (B) the amount equal to Executive’s target annual bonus for the fiscal year that includes the Separation Date, which amount will be paid in a lump sum payment following the Release Effective Date, but no more than 30 days after the Separation Date.

(iii) Pro Rata Bonus. The Company shall pay the Executive an amount (the “Pro Rata Bonus”) equal to the product of (A) $612,000 (his target annual bonus for the 2018 year) and (B) a fraction, the numerator which is the number of calendar days that elapsed between January 1, 2018, and the Separation Date, and the denominator of which is 365. The Pro Rata Bonus will be paid in a lump sum payment following the Release Effective Date, but no more than 30 days after the Separation Date.

(iv) Outstanding Equity Awards.

(A) Performance Stock Units. 1,224,021 of the 1,451,412 outstanding and unvested performance stock units held by Executive as set forth on the attached Schedule I shall immediately become earned and vested. Each such earned and vested performance stock unit shall represent the right to receive following the Release Effective Date, but no more than 30 days after the Separation Date, (I) one (1) share of common stock of the Company if the issuance thereof occurs prior to the effectiveness of the Parent Charter Amendment (as defined in the Merger Agreement) or (II) one-fifteenth (1/15) of one (1) share of common stock of the Company if the issuance thereof occurs after the effectiveness of the Parent Charter Amendment. The remaining 227,391 outstanding and unvested performance stock units held by Executive as set forth on the attached Schedule I shall be immediately forfeited and cancelled.

(B) Restricted Stock Units. 970,081 outstanding and unvested restricted stock units held by the Executive as set forth on the attached Schedule II shall immediately vest.

(C) The Company shall take all action reasonably required to cause the prompt issuance and delivery to Executive of any shares of common stock of the Company attributable to vested performance stock units and restricted stock units following the Release Effective Date, but no more than 30 days after the Separation Date.

(D) In accordance with the terms of the applicable award agreements, the Company shall withhold from the shares of stock to be issued to the Executive as a result of the vesting of performance stock units and restricted stock units pursuant to Sections 2(a)(v)(A) and (B) of this Agreement the number of shares necessary to satisfy the Company’s obligation to withhold taxes.

(v) Accrued and Unused Paid Time Off. The Company shall pay Executive the value of any of Executive’s accrued but unused paid time off (“PTO”) as of his Separation Date in a single lump sum payment following the Release Effective Date, but no more than 30 days after the Separation Date. For this purpose, Executive’s accrued but unused PTO will be determined without regard to any annual PTO accrual limits under the Company’s PTO policy.

(vi) Post-Employment Health Coverage. During the portion, if any, of the 18-month period following the Separation Date that Executive elects to continue coverage for Executive, Executive’s spouse or Executive’s eligible dependents under the Company’s group health plans under COBRA, the Company will promptly reimburse Executive on a monthly basis for the amount paid to effect and continue such coverage (“COBRA Reimbursement Amounts”); provided, however, that payment of the COBRA Reimbursement Amounts by the Company to Executive will cease immediately upon the date that Executive begins providing services to a subsequent employer that provides comparable group health plan coverage benefits to its employees. Nothing contained herein is intended to limit or otherwise restrict any rights to continued group health plan coverage pursuant to COBRA following the period described in the preceding sentence.

(b) Release and Compliance with this Agreement. With the exception of the Accrued Obligations set forth in Section 2(a)(i), the obligation of the Company to pay any portion of the amounts due pursuant to Section 2(a) of this Agreement is expressly conditioned on Executive’s (i) execution (on or within twenty-one (21) days after the Separation Date) and non-revocation of the release attached as Exhibit A (the “Release”), and (ii) Executive’s compliance with the requirements of Sections 3 and 5(a). As used herein, the “Release Effective Date” is the date on which the Release becomes irrevocable (as provided in Section 5 of the Release).

(c) Nonduplication of Benefits. If any payments or benefits are paid or provided under Section 2 of this Agreement, then Executive shall not be paid or provided any payments or benefits under Executive’s Employment Agreement.

(d) Section 16. The Company shall prepare on behalf of Executive a Form 4, in form reasonably approved by Executive, reporting, among any other required reportable transactions, Executive’s exit from the reporting system requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”). The Company shall cause such Form 4 to be filed with the Securities and Exchange Commission (the “SEC”) on Executive’s behalf on the Separation Date.

3. Continuing Obligations. Executive hereby acknowledges and affirms his continuing obligations under Section 6 (Confidentiality) and Section 7 (Competition) of the Employment Agreement.

4. Protected Communications. Nothing in this Agreement or the Employment Agreement is intended to, or will be used in any way to, limit Executive’s rights to communicate with the SEC or any other governmental agency, as provided for, protected under or warranted by applicable law, including, but not limited to, Section 21F of the Securities Exchange Act of 1934, as amended, and SEC Rule 21F-7 (the “Protected Communications”). Nothing in this Agreement requires you to notify, or obtain permission from, the Company before engaging in any Protected Communications.

5. Nondisparagement.

(a) Executive agrees to refrain from disparaging the Company and its affiliates, including any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this Section 5(a) precludes Executive from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process.

(b) The Company agrees to refrain from disparaging Executive, including any of Executive’s services or practices, either orally or in writing. Nothing in this Section 5(b) precludes the Company from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process.

6. Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement is binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.

7. Section 409A. The amounts payable pursuant to this Agreement are intended to be exempt from section 409A of the Code, and related U.S. treasury regulations or official pronouncements (“Section 409A”) and will be construed in a manner that is compliant with such exemption; provided, however, if and to the extent that any compensation payable under this Agreement is determined to be subject to Section 409A, this Agreement will be construed in a manner that will comply with Section 409A, and provided further, however, that no person connected with this Agreement in any capacity, including but not limited to the Company and its affiliates, and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any amounts payable or benefits provided under this Agreement. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on his Separation Date to be a “specified employee” within the meaning of Section 409A, then any payments and benefits under this Agreement that are subject to Section 409A and paid by reason of a termination of employment will be made or provided on the later of (a) the payment date set forth in this Agreement or (b) the date that is the earliest of (i) the expiration of the six-month period measured from the Separation Date, or (ii) the date of Executive’s death (the “Delay Period”). Payments and benefits subject to the Delay Period will be paid or provided to Executive without interest for such delay. The terms “termination of employment” and “separate from service” as used throughout this Agreement refer to a “separation from service” within the meaning of Section 409A.

8. Maximum Payments by the Company. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement will be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive will be subject to the excise tax imposed by section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, will be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary will be made by an Independent Tax Advisor. If a reduced payment or benefit is made or provided, and through error or otherwise, that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive will immediately repay such excess to the Company upon notification that an overpayment has been made. “Independent Tax Advisor” shall mean a lawyer with a nationally recognized law firm, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, in each case with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to Executive, and all of whose fees and disbursements shall be paid by the Company. Nothing in this Section 8 requires the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under section 4999 of the Code.

9. Clawback. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any amounts payable under this Agreement shall be subject to clawback, cancellation, recoupment, rescission, payback or other action in accordance with the terms of any policy (the “Policy”) (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback, cancellation, recoupment, rescission, payback or other action of amounts paid to Executive. Executive agrees and consents to the Company’s application, implementation and enforcement of (a) the Policy and (b) any provision of applicable law relating to the clawback, cancellation, recoupment, rescission or payback of Executive’s compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy or applicable law without further consent or action being required by Executive. To the extent that the terms of this Agreement and the Policy conflict, then the terms of the Policy shall prevail.

10. Miscellaneous.

(a) Notices. For purposes of this Agreement, notices and all other communications provided for herein will be in writing and deemed to have been duly given (i) when received if delivered personally or by courier, or (ii) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, as follows:

If to Executive, addressed to:	Benjamin W. Hulburt 294 Misty Hill Drive State College, PA 16801, or the last known residential address reflected in the Company’s records

If to the Company, addressed to:	Eclipse Resources Corporation 2121 Old Gatesburg Road, Suite 110 State College, Pennsylvania 16803 Attention: General Counsel

or to such other address as either party may furnish to the other in writing, except that notices or changes of address are effective only upon receipt.

(b) Applicable Law. This Agreement is entered into under, and governed for all purposes by, the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof.

(c) No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision will not affect the validity or enforceability of any other provision of this Agreement, and all other provisions remain in full force and effect.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

(f) Withholding of Taxes and Other Employee Deductions. The Company or its affiliates may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

(g) Headings. The section headings have been inserted for purposes of convenience and may not be used for interpretive purposes.

(h) Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

(i) Third Party Beneficiaries. Each affiliate of the Company will be a third party beneficiary of, and may directly enforce, Executive’s obligations under Sections 3, 4 and 5.

(j) Survival. Termination of this Agreement will not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Sections 3, 4, 5 and 10, and those provisions necessary to interpret and apply them will survive any termination of this Agreement.

(k) Entire Agreement.

(i) This Agreement sets forth the payments and benefits Executive will be paid or provided solely in the event he incurs a Covered Termination. If Executive incurs a Covered Termination, Executive will be entitled to the payments and benefits described in this Agreement only and will not be paid or provided any payments or benefits described in the Employment Agreement. If Executive’s employment is terminated for a reason other than a Covered Termination, Executive will not receive any payments or benefits described in this Agreement; but will instead be paid or provided any payments or benefits described in the Employment Agreement.

(ii) Except as described in Section 10(k)(i) or as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement (i) constitutes the entire agreement of the parties with regard to the subject matter hereof, (ii) supersedes all prior agreements, arrangements, and understandings, written or oral, relating to the subject matter hereof, and (iii) contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.

(l) Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

(m) Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive’s employment or the terms and conditions of such employment will be made by the members of the Board, other than Executive if Executive is a member of the Board, and Executive will not have any right to vote or decide upon any such matter.

(n) Forum and Venue. With respect to any claims, legal proceeding or litigation arising in connection with this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum, and venue of the state and federal courts, as applicable, located in Centre County, Pennsylvania.

(o) Enforcement. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.

(p) Further Assurances. Upon the reasonable request of any other party, each party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

(q) Interpretation. This Agreement shall not be construed more strictly against either party hereto, regardless of which party is responsible for its preparation, it being agreed that this Agreement was fully negotiated by both parties.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

ECLIPSE RESOURCES CORPORATION

By:	/s/ Matthew R. DeNezza
Name:	Matthew R. DeNezza
Title:	Executive Vice President and Chief Financial Officer

EXECUTIVE

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt

EXHIBIT A

RELEASE

1. In accordance with the terms of the Amended and Restated Employment Agreement (the “Employment Agreement”), dated as of August 14, 2017, by and between Benjamin W. Hulburt (“Executive”) and Eclipse Resources Corporation (the “Company”) (each of Executive and the Company, a “Party,” and together, the “Parties”), and in consideration of the payments and benefits described in Section 2 of the Separation and Release Agreement, dated as of August 24, 2018, by and between Executive and the Company (the “Separation Agreement”), the sufficiency of which Executive acknowledges, Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, stockholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation or paid time off benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), the Equal Pay Act, the Uniformed Services Employment and Reemployment Rights Act and any similar or analogous state statute. Notwithstanding the foregoing, this Release will not apply and expressly excludes: (a) vested benefits under any plan maintained by the Company that provides for deferred compensation, equity compensation or pension or retirement benefits; (b) health benefits under any policy or plan currently maintained by the Company that provides for health insurance continuation or conversion rights including, but not limited to, rights and benefits to continue health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar state law; (c) any claim that cannot by law be waived or released by private agreement; (d) claims arising after the date of the Release; (e) to the extent not paid as of the date of this Release, payments and benefits to be made under the Separation Agreement; (f) claims under any directors and officers insurance policies; and (g) rights to indemnification Executive may have under the by-laws or certificate of incorporation of the Company and its Affiliates, any applicable indemnification agreements with the Company and its Affiliates or applicable law.

Exhibit A – Page 1

2. Executive acknowledges and agrees that the release of claims set forth in this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3. The release of claims set forth in this Release applies to any relief no matter how called, including, without limitation, (i) wages, (ii) back pay or front pay, (iii) compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, (iv) costs, (v) attorneys’ fees and expenses, and (vi) any right to receive any compensation or benefit from any complaint, claim, or charge with any local, state or federal court, agency or board, or in any proceeding of any kind which may be brought against the Company as a result of such a complaint, claim or charge.

4. Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein will be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law Executive is not permitted to waive.

5. As to rights, claims and causes of action arising under the ADEA, Executive acknowledges that he has been given a period of twenty-one (21) days to consider whether to execute this Release. If Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under the ADEA. If no such revocation occurs, this Release will become irrevocable in its entirety, and binding and enforceable against Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, Executive will irrevocably forfeit any right to payment of the severance benefits described in Section 2 of the Separation Agreement.

6. Other than as to rights, claims and causes of action arising under the ADEA, the release of claims set forth in this Release will be immediately effective upon execution by Executive.

7. Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8. Executive acknowledges that he is hereby advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Release, and has been given a sufficient period within which to consider the release of claims set forth in this Release.

9. Executive acknowledges that the release of claims set forth in this Release relates only to claims that exist as of the date of this Release.

10. Executive acknowledges that the severance benefits described in Section 2 of the Separation Agreement he will receive in connection with the release of claims set forth in this Release and his obligations under this Release are in addition to anything of value to which Executive is entitled from the Company.

Exhibit A – Page 2

11. Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions will nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

12. This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and will supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

13. The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof will in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14. This Release may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument. Signatures delivered by facsimile will be deemed effective for all purposes.

15. This Release will be binding upon any and all successors and assigns of Executive and the Company.

16. Except for issues or matters as to which federal law is applicable, this Release will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without resort to any principle of conflict of laws that would require application of the laws of any other jurisdiction.

[Signature Page Follows]

Exhibit A – Page 3

IN WITNESS WHEREOF, this Release has been signed as of                                 , 20    .

By:
Name:	Benjamin W. Hulburt

Exhibit A – Page 4

Schedule I

Performance Stock Units

Date of Grant	PSUs Covered By Award	Vested on Separation Date	Forfeited on Separation Date
April 22, 2016	415,461	415,461	0
February 24, 2017	627,907	627,907	0
February 23, 2018	408,044	180,653	227,391

	1,451,412	1,224,021	227,391

Schedule I

Schedule II

Restricted Stock Units

Date of Grant	RSUs
April 22, 2016	136,015
February 24, 2017	418,605
February 23, 2018	415,461

970,081

Schedule II